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               [Deloitte & Touche LLP Letterhead]





                                                               Exhibit 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Offering Circular on Form OC of California Federal Bank, A Federal Savings Bank, of our report dated
April 15, 1996, (relating to the consolidated financial statements of SFFed Corp. for the years ended December 31, 1995, 1994 and 1993 and which expresses an unqualified opinion and includes an explanatory paragraph relating to the acquisition of SFFed Corp.) appearing in the Prospectus, which is part of this Offering Circular.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche LLP

January 13, 1997